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                                                                   EXHIBIT 10.13

                             CHENIERE ENERGY, INC.
                         1200 SMITH STREET, SUITE 1710
                            HOUSTON, TX 77002-4312
                                (713) 659-1361
                              FAX: (713) 659-5459

                                                           _______________, 1997
[Investor Addressee]

Dear [Investor]:

        This letter will confirm the following understanding, with regard to your purchase of __________ shares of common stock (the "Shares") of Cheniere Energy, Inc. the ("Company").

        In the event that during the 270 day period following the date of your purchase of the Shares the Company offers and sells any shares of its common stock for a gross sales price of less than $4.25 per share, then the Company will issue to you an additional number of shares to reflect the lowest gross sales price at which the Company's common shares were offered and sold during the 270 day period (the "Lowest Price per Share"). The additional number of shares to be issued shall be calculated by first dividing (x) the aggregate gross purchase price that you have paid for the Shares by (y) the Lowest Price per Share to indicate (z) the total number of shares that you will have been issued after receiving the additional shares to be issued pursuant to this letter. The additional number of shares to be issued shall be equal to the difference of (z) minus the number of the Shares originally issued to you.

        For purposes of determining the Lowest Price per Share, stock issued pursuant to stock options granted or common stock purchase warrants issued prior to your purchase of the Shares shall be disregarded.

                                        Sincerely,



                                        William D. Forster
                                        President and CEO